Exhibit 10.9
Summary of Pixelworks Non-Employee Director Compensation

General Board Service - Cash	Annual Retainer: $40,000
General Board Service - Equity	Initial grant upon election or appointment: $74,000 fair value in stock options (based on Black-Scholes valuation assumptions consistent with the Company’s financial reporting obligations and 30-day average stock price) with a six year term vesting 25% on the first anniversary of the grant date, and ratably on a monthly basis thereafter for the next three years, subject to acceleration on change of control

Annual grant at annual meeting of shareholders: $74,000 fair value in RSUs (based on 30-day average stock price) vesting on first to occur of (1) the day before the next annual meeting of the Company’s shareholders that follows the grant date, or (2) the first anniversary of the grant date, subject to acceleration on change of control
Committee Member Service - Additional Annual Fees	Committee member annual fees: Audit: $8,000 (paid quarterly) Comp: $5,000 (paid quarterly) Corp Gov/Nom: $3,000 (paid quarterly)
Committee Chair Service - Additional Annual Fees	Committee Chair fees: Audit: $19,000 (paid quarterly) Comp: $10,000 (paid quarterly) Corp Gov/Nom: $7,500 (paid quarterly)
Chairman of the Board	Additional annual retainer: $28,000